EXHIBIT 99.1

STEPAN REPORTS HIGHER THIRD QUARTER SALES AND EARNINGS

NORTHFIELD, Illinois, October 19, 2005 — Stepan Company (NYSE: SCL) today reported third quarter results for the period ended September 30, 2005.

SUMMARY

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands)	2005	2004	% Change		2005	2004	% Change
Net Sales	$265,717	$238,697	+	11	$808,322	$696,431	+	16
Net Income	4,166	1,891	+	120	13,587	9,723	+	40
Earnings per Diluted Share	$0.43	$0.19	+	126	$1.40	$1.00	+	40

THIRD QUARTER RESULTS

Net income increased 120 percent to $4,166,000, or $0.43 per diluted share. Surfactants represented the majority of the earnings increase due to improved volume in Mexico, the United Kingdom and increased contribution from sales of biodiesel in the U.S. The surfactant improvement also includes $1.6 million of pretax income ($1.1 million after tax, or $0.11 per diluted share) from insurance proceeds related to equipment destroyed by a fire during 2004 at the Company’s plant in the United Kingdom. The insurance covered replacement cost, which exceeded the book value of the equipment, resulting in income. The Company chose not to rebuild this drying facility, which was a small part of the plant’s operation. Polymer earnings declined slightly on lower demand for polyurethane polyol. Specialty Products posted higher earnings on strong volume and favorable sales mix of higher margin products.

Operating expenses included a $1.7 million pretax charge for deferred compensation expense ($1.2 million after tax or $0.12 per diluted share). The accounting requirement for the deferred compensation plan results in expense when the price of Stepan Company stock rises and income when the stock price declines.

Net sales increased 11 percent for the quarter due to higher selling prices (7%), higher sales volume (3%), and the effect of foreign currency translation (1%). Higher selling prices are attributable to the pass through of higher raw material costs resulting primarily from the surge in the price of crude oil.

SEGMENT RESULTS

($ in thousands)	Three Months Ended September 30				Nine Months Ended September 30
	2005	2004	% Change		2005	2004	% Change
Net Sales
Surfactants	$208,277	$177,979	+	17	$616,486	$535,395	+	15
Polymers	50,041	54,657	-	8	171,571	140,545	+	22
Specialty Products	7,399	6,061	+	22	20,265	20,491	-	1

Total Net Sales	$265,717	$238,697	+	11	$808,322	$696,431	+	16

Surfactant earnings improved on a nine percent growth in sales volume for the quarter. North American volume and earnings growth was primarily due to sales of biodiesel fuel, which the Company processes from soybean oil. European earnings improved due to the benefit of the United Kingdom fire insurance income mentioned previously, coupled with volume gains in the United Kingdom where a competitor closed a production facility. Latin American earnings grew as a result of increased sales into the fabric softener market. Surfactant price increases have been largely effective in recovering higher raw material, freight and utility costs brought about by high crude oil and natural gas prices.

Polymer earnings declined slightly during the quarter. Sales and earnings of polyurethane polyol declined as end user demand in the North American roof insulation market slowed considerably in response to high material costs. Phthalic anhydride earnings improved on slightly lower volume as margins have recovered.

Specialty Products earnings improved as volume improved in the third quarter from weaker first half results. The sales mix, consisting of a greater percentage of higher margin pharmaceutical ingredients, also contributed to the earnings improvement.

OPERATING EXPENSES

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands)	2005	2004	% Change		2005	2004	% Change
Marketing	$7,907	$7,066	+	12	$24,372	$21,660	+	13
Administrative - General	7,887	9,174	-	14	24,154	26,267	-	8
Administrative – Deferred Compensation Obligations	1,749	(821)		NM	989	(224)		NM
Research, development and technical service	7,122	6,770	+	5	22,319	19,516	+	14

Total	$24,665	$22,189	+	11	$71,834	$67,219	+	7

Operating expenses increased 11 percent for the quarter and seven percent through nine months. The growth in marketing expense is due to higher salary and pension costs coupled with additional costs of our new operations in Brazil and China. Higher healthcare costs during the first half of 2005 have also contributed to the year-to-date increase. General administrative expenses declined due to nonrecurring SAP system implementation expenses in Europe during 2004 coupled with lower legal expenses in the U.S. as a result of litigation settlements reached in 2004. Deferred compensation expense increased $2.6 million during the quarter and $1.2 million for the nine month period. Research expense rose by five percent during the quarter and 14 percent year-to-date due to higher salary, pension and healthcare costs, coupled with outside consulting services for new product development. The higher year-to-date research expense increase resulted from repair and maintenance of research equipment and product testing, which occurred earlier in the year.

OTHER INCOME AND EXPENSE

Interest expense increased due to higher average debt levels and higher short term interest rates. Our Philippine joint venture reported a loss due to an adverse change in product mix. Stepan Philippines is constructing a new plant at its existing site for diversification into fabric softeners in 2006.

OUTLOOK

“We expect improvement over the prior year fourth quarter in surfactant earnings,” said F. Quinn Stepan, Chairman and Chief Executive Officer. “We now expect the weakness in polymer volume sold to the roof insulation market to persist through the first quarter of 2006 as end users delay roof repairs due to the current high material prices. Higher crude oil and natural gas prices have led to higher raw material, freight and utility costs for all of our business segments. We continue to raise prices to recover these costs. The higher crude oil prices are having a favorable impact on biodiesel economics. Our biodiesel plant is running at capacity and an expansion project is underway,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the third quarter results at 2:00 p.m. Eastern Daylight Time on October 19, 2005. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three and Nine Months Ended September 30, 2005 and 2004

(Unaudited - 000’s Omitted)

	Three Months Ended September 30				Nine Months Ended September 30
	2005	2004	% Change		2005	2004	% Change
Net Sales	$265,717	$238,697	+	11	$808,322	$696,431	+	16
Cost of Sales	232,998	212,490	+	10	711,084	610,076	+	17

Gross Profit	32,719	26,207	+	25	97,238	86,355	+	13

Operating Expenses:
Marketing	7,907	7,066	+	12	24,372	21,660	+	13
Administrative	9,636	8,353	+	15	25,143	26,043	-	3
Research, Development and Technical Services	7,122	6,770	+	5	22,319	19,516	+	14

	24,665	22,189	+	11	71,834	67,219	+	7

Operating Income	8,054	4,018	+	100	25,404	19,136	+	33
Other Income (Expense):
Interest, Net	(1,994)	(1,704)	+	17	(5,799)	(5,557)	+	4
Income from Equity Joint Venture	(119)	441	-	—	(225)	1,459	-	—
Other, Net	(122)	11	-	—	572	(760)	+	—

	(2,235)	(1,252)	+	79	(5,452)	(4,858)	+	12

Income Before Provision for Income Taxes	5,819	2,766	+	110	19,952	14,278	+	40
Provision for Income Taxes	1,652	875	+	89	6,385	4,555	+	40
Minority Interest	(1)	0	-	—	20	0	+	—

Net Income	$4,166	$1,891	+	120	$13,587	$9,723	+	40

Net Income Per Common Share
Basic	$0.44	$0.19	+	132	$1.44	$1.02	+	41

Diluted	$0.43	$0.19	+	126	$1.40	$1.00	+	40

Shares Used to Compute Net Income Per Common Share
Basic	9,006	8,981	+	—	8,998	8,964	+	—

Diluted	9,757	9,038	+	8	9,709	9,696	+	—

STEPAN COMPANY

Condensed Balance Sheets

September 30, 2005 and December 31, 2004

(Unaudited – 000’s Omitted)

	2005 September 30	2004 December 31
ASSETS

Current Assets	$258,784	$235,484
Property, Plant & Equipment, net	208,452	208,870
Other Assets	45,778	48,422

Total assets	$513,014	$492,776

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities	$149,781	$157,602
Long-term Debt	116,525	94,018
Other Non-current Liabilities	72,534	71,981
Minority Interest	935	934
Stockholders’ Equity	173,239	168,241

Total liabilities & Stockholders’ equity	$513,014	$492,776